SETTLEMENT AGREEMENT

($11 mil Note)

THIS SETTLEMENT AGREEMENT (the “Agreement”) is made this 28th day of February 2018 and effective as of December 30, 2017 (the “Effective Date”), by and between Quest Solution Inc., a Delaware corporation (the “Company”) and David Marin and Kathy Marin, individuals residing at 12272 Monarch Street, Garden Grove, CA 92841 and 20 Sklar Street, Ladera Ranch, CA 92694, respectively (collectively “the Marins”). The Company and the Marins collectively shall be referred to as the “Parties.”

WHEREAS, in connection with the Company’s purchase of all of the capital stock of Bar Code Specialties, Inc. from David Marin (the “Acquisition”), the Company entered into a promissory note on November 19, 2014 in the original principal amount of $11,000,000, as amended through the date hereof (the “Note”), of which the aggregate amount of approximately $10,696,465.17 (the “Owed Amount”) is currently owed to the Marins, which includes accrued interest earned but not paid;

WHEREAS; the Parties agree to reduce the purchase price of the capital stock purchased in the Acquisition and to reduce the Owed Amount under the Note accordingly on the terms set forth below.

WHEREAS, each of the Parties desires to resolve any and all claims in connection with the Owed Amount upon the fulfillment of the conditions set forth below.

NOW THEREFORE, in consideration of the mutual covenants and other good and valuable considerations hereinafter contained, the Parties agree as follows:

1.	Recitals. The above recitals are incorporated into this Agreement.

2.	Purchase Price Adjustment. The Parties agree that the Owed Amount shall be reduced by $9,495,465.17 of the Owed Amount (the “Cancelled Debt”) without consideration as a purchase price adjustment in the Acquisition, effective as of December 31, 2017. The Parties agree to treat such debt reduction for all purposes as a purchase price adjustment. Notwithstanding the foregoing, in the event the Company fails to deliver the Warrant in accordance with Section 3, fails to make any other payments due hereunder, or upon an Event of Default under the Note, $1,200,000 of the Cancelled Debt shall be reinstated and added back to the principal amount then outstanding under the Note, together with any accrued unpaid interest on the Reinstated Debt under the Note (the “Reinstated Debt”), and shall double the monthly payments under Section 2.1 of the Note to $40,000 per month.

3.	Warrant; Payment on the Note. Within three (3) days of the execution of this Agreement, the Company agrees to issue and deliver to the Marins (or to an affiliated entity or affiliated person as designated in writing by both of the Marins) a Warrant to purchase an aggregate of 3,000,000 shares of the Company’s Common Stock (the “Warrant”) at an exercise price of $0.20 per share (which exercise price the Parties acknowledge is approximately 200% of the closing sales price per share of the Company’s Common Stock on the date hereof). The issuance of the Warrant shall reduce the outstanding balance of the Note by an additional $1,000. The Warrant shall be in a form reasonably acceptable to the Marins but shall have the following terms: (i) the term of the Warrant shall be for three years; (ii) the Warrant shall contain standard net exercise provisions to facilitate a cashless exercise of the Warrant; (iii) the shares of Common Stock issuable upon exercise of the Warrants shall be subject to restrictions in accordance with the Securities Act of 1933, as amended (the “1933 Act”) and will bear the standard 1933 Act restrictive legend until the requisite holding period shall be met under the 1933 Act. The Parties agree that the value of the Warrant for tax purposes as of the date of issuance is expected to be $1,000. In the event the Warrant’s value as of the date of issuance is in excess of the foregoing amount, the Parties agree that the Company shall reimburse the Marins for any resulting tax liability they owe in this regard up to $200,000, which reimbursement shall be due and payable upon notice to the Company of the amount of such taxes due (with reasonable documentation to support the same). This reimbursement obligation shall not be applicable to any potential gain on the exercise of the Warrant or sale of the underlying shares. Notwithstanding the foregoing, the Company agrees to make any reformations to this Agreement reasonable requested by the Marins to reduce any potential tax liability in this regard. In addition, the Marins hereby agree that they will not collectively sell more than 10% of the shares of Common Stock beneficially owned by them in any 30-day period (the “Trading Restriction”). The Trading Restriction shall be null and void 180 days after the Company’s Common Stock is listed on the NASDAQ Capital Market or another national stock exchange. In addition, the Marins agree to execute the voting proxy agreement in favor of the Company’s CEO, Shai Lustgarten, in substantially the form attached hereto as Exhibit B.

4.	Amendment of the Note. The Parties agree that the remaining principal balance of the Note, after giving effect to the debt cancellation and payment in kind for the Warrant set forth in in Sections 2 and 3 above, shall be $1,200,000 (the “Remaining Balance”) (subject to further increase upon a reinstatement of debt in accordance with Section 2 above). The Parties further agree that the Note shall be amended as follows:

a.	Section 2.1 of the Note shall be amended in full to read as follows: “The principal balance of the Note (after giving effect to the debt cancellations and reductions pursuant to the Settlement Agreement between the Company and David and Kathy Marin dated February 2018), shall be paid in sixty (60) equal monthly installments of Twenty Thousand Dollars ($20,000), with the first payment due and payable on the earlier of (i) the eight month anniversary of the date of this Agreement; or (ii) the date when the Company’s obligation under its promissory note with Scansource, Inc. (“Scansource”), currently in the amount of approximately $2,800,000 is satisfied and all amounts currently in default due under the credit agreement (currently approximately $6.0 million) with Scansource is reduced to $2.0 million. Any interest accrued pursuant to the Note shall be paid with the 60th monthly payment.

b.	Sections 2.3 and Section 4 of the Note shall be deleted in their entirety as the Company has ceased paying for the premiums on such life insurance, and the Company has executed and delivered an assignment of such life insurance policy to Mr. Marin.

c.	The Marins agree to release any security interest they may have against the Company’s assets related to this Note and to cancel the Security Agreement dated November 19, 2014 upon the termination of that certain Subordination Agreement by Scansource and the Company. Upon such cancellation of the Security Agreement, Section 6 of the Note shall be deleted in its entirety. The Company agrees to use its commercially reasonable best efforts to terminate such Subordination Agreement unless Scansource consents in writing to the payments to the Marins or their designees hereunder.

d.	Except as set forth in this Agreement, all of the terms and provisions of the Note not otherwise modified or eliminated by this Agreement, shall remain unchanged and in full force and effect. The Note, as amended through the date hereof, shall be read together and construed in accordance with the terms of this Agreement.

e.	The Company represents and warrants to the Marins that the Company has entered into settlement agreements with Kurt Thomet and George Zicman (collectively, the “Noteholders”), pursuant to which all of the promissory notes payable by the Company to the Noteholders have been cancelled in full, together with any security interest granted to the Noteholders.

5.	The Marins hereby confirm that, upon receipt of this Agreement and the Warrant, the Company shall have no obligation to pay any other fees, expenses, accrued but unpaid interest or dividends or any other payment or reimbursements that comprise the Cancelled Debt, except for the Reinstated Debt (but only to the extent of any such reinstatement in accordance with this Agreement), and subsequent interest and other amounts that may be accrued thereon after such reinstatement. The Marins hereby agree to release any security interest that they may have against the Company’s assets upon the cancellation of that certain Subordination Agreement by the Company and Scansource. The Marins represent and warrant that no other person or entity has any interest in the Cancelled Debt and that they have not pledged, and that they have not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the Cancelled Debt.

6.	Indemnification. The Marins agree that in the event either of the Marins assigned or transferred any interest in the Cancelled Debt, then the Marins shall be responsible for any damages arising against the Company relating to such assignment or transfer including reasonable expenses in defending a third party action related to such assignment or transfer.

7.	Mutual Non-Disparagement. All Parties agree not to disparage or otherwise make unfavorable remarks regarding any other party to this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Parties from making any truthful statement to the extent (a) necessary to rebut any untrue statements made about him; (b) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (c) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person; or (d) made as good faith competitive statements in the ordinary course of business.

8.	Merger and Amendment. This Agreement, its Exhibits and the Note, as amended, contain the entire agreement and understanding concerning the Owed Amounts and Cancelled Debt, and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the parties hereto acknowledges that none of the parties hereto, agents or counsel of any party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the Parties hereto against whom such modification or amendment shall be claimed to be effective.

9.	Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single agreement.

10.	Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11.	Governing Law. This Agreement shall be interpreted and the rights and liabilities of the Parties determined in accordance with the laws of the State of California, excluding its conflict of laws rules.

12.	Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. For the purposes of clarity, the Parties agree that Morgan, Lewis & Bockius LLP is only representing Mr. David Marin in connection with this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Settlement Agreement as of the day and year first written above.

QUEST SOLUTION INC.

By:	/s/ Shai Lustgarten
Name:	Shai Lustgarten
Title:	Chief Executive Officer

/s/ David Marin
David Marin

/s/ Kathy Marin
Kathy Marin